Exhibit 23A(3)

STATE of DELAWARE

CERTIFICATE of AMENDMENT
to
CERTIFICATE of TRUST

(Pursuant to Section 3810 of the Delaware Statutory Trust Act)

To the Secretary of State

State of Delaware

It is hereby certified that:

1.     The name of the statutory trust (hereinafter referred to as the "Trust") is

        SIRIUS INVESTMENT TRUST

2.     Article "FIRST" of the Certificate of Trust of the Trust is hereby amended to read as follows:

        "INVESTMENT TRUST "FIRST: The name of the Trust is: TRENDSTAR

3.     The undersigned person is a trustee of the Trust.

4.     This Certificate of Amendment to Certificate of Trust shall be effective immediately upon filing.

        Signed on this 2nd day of October, 2003.

/s/ Thomas W. Laming
Thomas W. Laming, Trustee